UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/26/2008

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On November 28, 2008, we filed a patent infringement lawsuit against Infineon Technologies AG and Infineon Technologies North America Corporation in the United States District Court for the District of Maine. The lawsuit alleges that certain Infineon products, including without limitation certain power transistor products, infringe one or more claims of two Fairchild Semiconductor patents and seeks, among other relief, unspecified monetary damages, including enhanced damages for willful infringement, and a permanent injunction preventing Infineon from further infringement. On November 28, 2008, we also filed counterclaims and answered a lawsuit filed against us by Infineon Technologies AG, Infineon Technologies Austria AG and Infineon Technologies North America Corporation in the United States District Court for the District of Delaware. The Delaware action was served on us on November 26, 2008. In our counterclaims in the Delaware action, we allege that certain Infineon power transistor products, including without limitation certain CoolMOS, OptiMOS-T, OptiMOS-2, OptiMOS-3 and CanPAK branded products and certain other Infineon PWM converter and IGBT products, infringe one or more claims of six Fairchild patents. In the same action, Infineon alleges that certain Fairchild Semiconductor power transistor products, including without limitation certain DrMOS, PowerTrench, UltraFET, UniFET, SuperFET and SupreMOS brand products as well as certain other Fairchild IGBT and power MOSFET products, infringe one or more claims of five Infineon patents. Each side in the Delaware action seeks declaratory relief that its products do not infringe the other's asserted patents. Each side also seeks unspecified monetary damages, including enhanced damages for willful infringement, and a permanent injunction against further infringement, among other relief.

We believe we have strong defenses against Infineon's claims and intend to vigorously contest this litigation.

We issued a press release on November 28, 2008 regarding the above, which release is included in this report on Form 8-K and incorporated by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: December 02, 2008	By:	/s/ Paul D. Delva
Paul D. Delva
Sr. V.P., General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated December 2, 2008